QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)5(iii)

[LOGO]

NEWS RELEASE For Immediate Release	For more information: Mary Ryan 630/734-2383

Aftermarket Technology Corp. Announces Preliminary Results of Tender Offer

WESTMONT, Illinois, Wednesday, January 21, 2004—Aftermarket Technology Corp. (NASDAQ:ATAC) today announced the preliminary results of its modified "Dutch Auction" tender offer, which expired at 5:00 p.m., New York City time, on January 20, 2004. The Company expects to purchase 2,638,500 shares of its common stock at a purchase price of $15.75 per share, or a total cost of $41.6 million, excluding fees and expenses. Based on the results of the preliminary count by American Stock Transfer and Trust Company, the depositary for the tender offer, approximately 4,429,946 shares of common stock were properly tendered and not withdrawn at prices at or below $15.75 per share (including shares tendered by holders that indicated in their Letter of Transmittal that such holders were willing to accept the price determined in the tender offer). Approximately 53.5% of the shares were tendered at $15.75, the top end of the price range.

Due to over-subscription, the Company expects a proration factor of approximately 59.6% of the shares tendered. The proration factor, the number of shares to be purchased and the price per share are preliminary and are subject to verification by the depositary. The final proration factor, the actual number of shares to be purchased and the actual price per share will be announced promptly following completion of the verification process. The Company will pay for all shares purchased promptly following that time.

In addition, the Company has agreed to purchase up to 1,169,409 shares of its common stock from Aurora Equity Partners L.P. and Aurora Overseas Equity Partners I, L.P. (collectively, "Aurora") at the same price as the final tender offer price on the eleventh business day following the date that the last payment is made in respect to the shares tendered and accepted in the tender offer. The percentage of Aurora's total holdings that the Company will purchase will be equal to the percentage of ATC's outstanding common stock (other than that held by Aurora) that ATC will purchase in the tender offer.

The tender offer commenced on December 16, 2003, when the Company offered to purchase up to 2,638,500 shares of its outstanding common stock at a price per share of not less than $13.00 nor more than $15.75 per share. As of January 20, 2004, the Company had 24,280,118 shares of common stock issued and outstanding. Following completion of the tender offer and assuming the repurchase of 1,169,409 shares from Aurora, the Company expects to have approximately 20,472,000 shares of common stock issued and outstanding.

Prior to the time it completes the Aurora purchase, the Company is prohibited from repurchasing additional shares other than shares tendered in the tender offer.

Any questions with regard to the tender offer may be directed to the information agent, D.F. King & Co., Inc., at 800-848-3416. The dealer manager for the tender offer was Morgan Stanley & Co. Incorporated.

ATC is headquartered in Westmont, Illinois. The Company's operations include drivetrain remanufacturing, third party logistics, electronics remanufacturing and reverse logistics services.

###

The preceding paragraphs contain statements that are not related to historical results and are "forward-looking" statements. Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other filings made by the Company with the Securities and Exchange Commission.

QuickLinks

  Exhibit 99(a)5(iii)